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                              THE BURNHAM FUND INC.

                              ARTICLES OF AMENDMENT

        The Burnham Fund Inc., a Maryland corporation, having its principal office in the State of Maryland in Baltimore City (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: The Charter of the Corporation is hereby amended as follows:

               A. Article FIFTH, subparagraphs (1) and (2), are amended to read:

                             (1) The total number of shares which the Corporation has authority to issue is forty million (40,000,000), all of which are shares of Common Stock of a par value of ten cents ($.10) each. The Common Stock shall be classified into four classes, consisting of fifteen million (15,000,000) shares of Class A Common Stock, ten million (10,000,000) shares of Class B Common Stock, ten million (10,000,000) shares of Class C Common Stock, and five million (5,000,000) shares of Class D Common Stock.

                             (2) The aggregate par value of all the authorized shares of Common Stock of all classes is Four Million Dollars ($4,000,000).

               B. Article FIFTH, subparagraph (3)(d), is amended by deleting the following words:

                             "less, to the extent consistent with disclosures made by the Corporation as required by the Securities Act of 1933 and in compliance with the Investment Company Act of 1940, a charge not to exceed two per cent (2%) of such net asset value if and as fixed, from time to time, by resolution of the Board of Directors of the Corporation"

               C. Article FIFTH, subparagraph (3)(e), is amended by deleting the word "business" between the words "seven" and "days" in both places where it so appears.


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               D. Article FIFTH, subparagraph (3)(h), is relettered as
                  subparagraph (3)(l) and new subparagraphs (3)(h), (i), (j) and
                  (k) are inserted in Article FIFTH, paragraph (3), to read as follows:

                             (h) The Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock shall all represent interests in the same portfolio of investments and there may be other classes of Common Stock of the Corporation hereafter created that may also represent interests in such portfolio. Except as otherwise set forth in these Articles of Incorporation and subject to the Board of Directors' authority under Article FIFTH, subparagraph (3)(g), each of the aforesaid classes of Common Stock shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of and rights to require redemption.

                             (i) The liabilities and expenses of each of the classes of Common Stock of the Corporation representing interests in the same portfolio of investments may be determined separately from those of the other classes of Common Stock and, accordingly, the net asset value, the dividends and distributions payable to holders, and the amounts distributable in the event of liquidation of the Corporation to holders of shares of the Corporation's stock, may vary from class to class. The allocation of investment income, capital gains, expenses and liabilities of the Corporation among the classes of Common Stock representing interests in the same portfolio of investments, and the respective net asset value of such classes, shall be determined in a manner that is consistent with an order (the "Order") that was issued by the Securities and Exchange Commission in response to an application for exemption filed by the Corporation, Burnham Asset Management Corporation and Burnham Securities Inc. relating to the issuance and sale of multiple classes of shares of the Corporation, and any amendment to such Order, or any provision of (or any rule or interpretation under) the Investment Company Act




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                              of 1940 that has the effect of supplementing,
                              modifying, replacing, superseding, or supplanting, with respect to the Corporation, such Order. Such allocations and determinations of net asset value shall be reviewed annually by the Board of Directors. Article SIXTH of these Articles of Incorporation shall be interpreted and applied in a manner consistent with the foregoing.

                             (j) Except as may otherwise be required by law pursuant to the Order, any statute, or any applicable order, rule or interpretation issued by the Securities and Exchange Commission or otherwise, the holders of any particular class of the Corporation's Common Stock shall have (i) exclusive voting rights with respect to approval of any distribution plan and related agreement pursuant to Rule 12b-1 under the Investment Company Act of 1940 (a "Plan") applicable to that class of Common Stock and any matter submitted to a vote of stockholders that affects only holders of that class of Common Stock, and (ii) no voting rights with respect to the approval of any Plan applicable to another class of the Corporation's Common Stock, or any matter submitted to a vote of stockholders that does not affect that class of Common Stock.

                             (k) The proceeds of the redemption, within a specified period of time after the issuance thereof, of a share of Class B Common Stock (including a fractional share) to be paid to a holder of the share of Class B Common Stock shall be reduced by the amount of any contingent deferred sales charge applicable to such redemption pursuant to the terms of issuance of such share of Class B Common Stock.

               E. Article EIGHTH, paragraph (3), is amended by inserting the following at the beginning thereof:

                             The presence in person or by proxy of stockholders entitled to cast one third of all the votes entitled to be cast at the meeting (without regard to class) shall constitute a quorum at any



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                              meeting of the stockholders. With respect to any
                              matter which under the charter of the Corporation or any statutes or regulatory requirements applicable to the Corporation requires approval by a particular class of stock, the presence in person or by proxy of the stockholders entitled to cast one third of the votes of such class entitled to vote on the matter shall constitute a quorum.

        SECOND: The designation of each share of Common Stock of the Corporation outstanding immediately prior to the effective time of these Articles of Amendment shall be changed as of the effective time of these Articles of Amendment from "Common Stock" to "Class A Common Stock." Outstanding certificates theretofore representing shares of Common Stock shall thereafter represent the same number of shares of Class A Common Stock. Certificates reflecting the designation "Class A Common Stock" need not be issued to holders of certificates reflecting the designation "Common Stock" until certificates reflecting the designation "Common Stock," if issued, have been received by the Corporation or its agent duly endorsed for transfer.

        THIRD: The amendments of the Articles of Incorporation of the Corporation as hereinabove set forth have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation in the manner and by the vote required by law.

        FOURTH:These Articles of Amendment shall become effective at 5 p.m on September 30, 1993.

        IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary. The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under




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penalties of perjury.



WITNESS:                                              THE BURNHAM FUND INC.
Oskar P. Lewnowski, Secretary                         By: I.W. Burnham, II

                                                             President

                                                      Date:  September 23, 1993

Date: September 23, 1993


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